                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       MERIDIAN MEDICAL TECHNOLOGIES, INC
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                       MERIDIAN MEDICAL TECHNOLOGIES, INC.
                             10240 OLD COLUMBIA ROAD
                            COLUMBIA, MARYLAND 21046


                                November 13, 2001

Dear Stockholder:

        We are pleased to enclose your Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Stockholders of Meridian Medical Technologies, Inc. (the "Company") to be held on Thursday, December 6, 2001, at 9:30 a.m., local time, at Linden Hall, 4765 Dorsey Hall Drive, Ellicott City, Maryland 21042.

        The Board of Directors hopes that you will be able to attend this stockholders' meeting. We look forward to meeting each of you and discussing with you significant events that have occurred during the Company's last year and its current prospects. If you are unable to be present in person or to be otherwise represented, please execute the enclosed proxy and return it at your earliest convenience in the enclosed envelope. You are urged to read the enclosed Proxy Statement, which contains information relevant to the actions to be taken at the meeting.


                                                 Very truly yours,


                                                 /s/ James H. Miller

                                                 James H. Miller
                                                 Chairman, President and
                                                 Chief Executive Officer

                       MERIDIAN MEDICAL TECHNOLOGIES, INC.
                             10240 OLD COLUMBIA ROAD
                            COLUMBIA, MARYLAND 21046
                                 (410) 309-6830

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
MERIDIAN MEDICAL TECHNOLOGIES, INC.:

        Notice is hereby given that the Annual Meeting of Stockholders of Meridian Medical Technologies, Inc. (the "Company") will be held on Thursday, December 6, 2001, at 9:30 a.m., local time, at Linden Hall, 4765 Dorsey Hall Drive, Ellicott City, Maryland 21042, for the following purposes:

        (1) To elect two directors each for a term of three years or until a successor has been elected and qualified;

        (2) To consider and vote upon the ratification of the selection by the Board of Directors of Ernst & Young LLP as independent auditors of the Company for the current fiscal year; and

        (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        Only stockholders of record at the close of business on October 22, 2001 are entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

                                            By Order of the Board of Directors,


                                            /s/ Tiffany Roebuck

                                            Tiffany Roebuck
                                            Assistant Corporate Secretary


Columbia, Maryland
November 13, 2001

                       MERIDIAN MEDICAL TECHNOLOGIES, INC.
                             10240 OLD COLUMBIA ROAD
                            COLUMBIA, MARYLAND 21046
                                 (410) 309-6830




               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                  ------------

                                  INTRODUCTION

        The Board of Directors of Meridian Medical Technologies, Inc. (the "Company"), the executive offices of which are located at 10240 Old Columbia Road, Columbia, Maryland 21046, hereby solicits your proxy in the form enclosed for use at the Annual Meeting of Stockholders to be held on Thursday, December 6, 2001, at 9:30 a.m., or any adjournment or adjournments thereof ("Annual Meeting"). The expenses of soliciting your proxy will be borne by the Company. This Proxy Statement and the accompanying form of proxy are first being released for mailing to the stockholders on or about November 13, 2001.

        At the Annual Meeting, stockholders will be asked to elect two directors of the Company, each to serve a three-year term, and to ratify the selection of Ernst & Young LLP as independent auditors of the Company for the current fiscal year.

        We urge you to date, sign and return your proxy in the enclosed envelope promptly to make certain that your shares will be voted at the Annual Meeting.

        The principal executive offices of the Company are located at 10240 Old Columbia Road, Columbia, Maryland 21046, telephone (410) 309-6830.

                               MEETING INFORMATION

DATE, TIME AND PLACE

        The Annual Meeting will be held on Thursday, December 6, 2001, at 9:30 a.m., local time, at Linden Hall, 4765 Dorsey Hall Drive, Ellicott City, Maryland 21042.

RECORD DATE; VOTING RIGHTS

        Only stockholders of record at the close of business on October 22, 2001 will be entitled to vote at the Annual Meeting. On October 22, 2001, there were 3,212,255 outstanding shares of Common Stock, each of which is entitled to one vote. The presence in person or by proxy at the Annual Meeting of the holders of a majority of the outstanding shares of Common Stock and entitled to vote will constitute a quorum for the transaction of business.

        With respect to Proposal 1, the nominees for election as directors who receive the greatest number of votes cast at the Annual Meeting, assuming that a quorum is present, will be elected as directors. A withheld vote will not have any effect on the outcome of the vote for election of the directors.

        With respect to Proposal 2, approval will require the affirmative vote of a majority of the total votes cast on the proposal in person or represented by proxy at the Annual Meeting. An abstention will not be considered a vote cast on the proposal.

        Brokers who hold shares of Common Stock in street name may not have the authority to vote on certain matters for which they have not received instructions from beneficial owners. Such broker non-votes (arising from the lack of instructions from beneficial owners), although present for quorum purposes, will not change the number of votes cast for or against Proposal 2.

VOTING AND REVOCATION OF PROXIES

        If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares of Common Stock represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted "FOR" the nominees proposed by the Board of Directors and "FOR" the ratification of the selection of auditors. The duly appointed proxies may, in their discretion, vote upon such other matters as may properly come before the Annual Meeting.

        Any proxy may be revoked at any time before it is exercised by giving written notice of such revocation or delivering a later dated proxy to the Assistant Corporate Secretary of the Company prior to the meeting, or by the vote of the stockholder in person at the meeting.

SOLICITATION OF PROXIES

        The cost of soliciting proxies in the form enclosed will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its directors, officers and regular employees, may also solicit proxies personally or by telephone. The Company also will request persons, firms and corporations holding shares of Common Stock in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. The Company has engaged the services of Mellon Investor Services for the purpose of assisting in the solicitation of proxies at a cost of $6,000 plus reimbursement of certain expenses.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

GENERAL

        The Company's Amended and Restated By-Laws provide that the number of members of the Board of Directors shall be fixed and determined from time to time by resolution of the Board of Directors. The Board of Directors has acted to fix the number of directors at five. Pursuant to the terms of the Company's First Amended and Restated Certificate of Incorporation, the Board of Directors is divided into three classes, as nearly equal in number as reasonably possible, with terms currently expiring at the upcoming annual meeting of stockholders ("Class II"), the annual meeting of stockholders following fiscal 2002 ("Class III") and the annual meeting of stockholders following fiscal 2003 ("Class I"), respectively.

        The Board of Directors has nominated Bruce M. Dresner and David L. Lougee, the incumbent Class II directors, each to serve as a Class II director for a three-year term expiring at the annual meeting following the Company's 2004 fiscal year or until the election and qualification of a successor.

        The proxies solicited hereby, unless directed to the contrary therein, will be voted for the nominees. The nominees have consented to being named in this Proxy Statement and to serve if elected. If a nominee for election as a director becomes unavailable as a candidate or unable to serve, it is intended that the shares of Common Stock represented by proxies will be voted for such substitute nominee as the Chairman of the Board of Directors, in his sole discretion, may designate.

        On June 14, 2001, the Board of Directors unanimously approved the election of Thomas L. Anderson as a director in Class I to fill the vacancy caused by the death of E. Andrews Grinstead, III.

        The following table sets forth certain information regarding the nominees for election to the Board of Directors, whose terms will expire after fiscal year 2004, and the directors who will continue in office for the remainder of their terms. Unless otherwise indicated, each director held the position indicated or another senior executive position with the same entity for the last five years.

                                                                                DIRECTOR
   NAME AND AGE            PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS          SINCE
  --------------          ----------------------------------------------      -----------
CLASS II DIRECTORS AND
NOMINEES FOR A TERM
EXPIRING FOLLOWING
FISCAL 2004


Bruce M. Dresner             Vice President for Investments, Columbia             1985
    Age 53                                  University

David L. Lougee               Partner, Mirick, O'Connell, DeMallie &              1996
    Age 61                 Lougee, LLP (law firm); Director, Genesys SA
                               (teleconferencing service provider)

CLASS III DIRECTORS
WHOSE TERMS WILL EXPIRE
FOLLOWING FISCAL 2002


James H. Miller               Chairman, President and Chief Executive             1989
    Age 63                            Officer of the Company


Robert G. Foster              Chairman, President and Chief Executive             1996
    Age 63                    Officer, Commonwealth BioVentures, Inc.
                                      (venture capital firm)

CLASS I DIRECTOR WHOSE
TERM WILL EXPIRE
FOLLOWING FISCAL 2003

Thomas L. Anderson          Until October 31, 2001, President, ALPHARMA           2001
    Age 53                        - U.S. Pharmaceuticals Division

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES
NAMED HEREIN.

MEETINGS AND COMMITTEES OF THE BOARD

        During the fiscal year ended July 31, 2001 ("fiscal 2001"), the Board of Directors held seven meetings, three of which were by telephone conference. During their term, all of the incumbent directors were present for at least 75 percent of the meetings of the Board and the committees of the Board on which they serve.

        The Compensation and Stock Option Committee ("Committee") of the Board of Directors presently consists of Messrs. Foster and Lougee (Chairman). The Committee is empowered to administer the Company's 1986 Stock Option Plan ("1986 Plan"), 1997

Long-Term Incentive Plan ("1997 Plan") and the 2000 Stock Incentive
Plan ("2000 Plan") which includes the power to grant stock options and stock appreciation rights and to award restricted stock and incentive shares. The Committee also is responsible for the determination of the compensation for the president and chief executive officer. The Committee (or the Board acting as the Committee) met once during fiscal 2001.

        In addition, the Board of Directors has an Executive Committee, whose present membership consists of Messrs. Foster and Miller (Chairman).

        The Board of Directors does not have a nominating committee or committee performing similar functions. The Board of Directors will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section 2.10(b) of the Company's Amended and Restated By-Laws. The procedure provides that a notice relating to the nomination must be timely given in writing to the secretary of the Company prior to the meeting. To be timely, the notice must be delivered not later than the time permitted for submission of a stockholder proposal as described under "2002 Annual Meeting of Stockholders." Such notice must be accompanied by the nominee's written consent to serve if elected and contain information relating to the business experience and background of the nominee, and information with respect to the nominating stockholder and persons acting in concert with the nominating stockholder.

        The Audit Committee of the Board of Directors has certain duties relating to the year-end audit, the Company's interim financial statements, the Company's internal accounting controls and the Company's relationship with its independent auditors. The Board of Directors has adopted a written charter for the Audit Committee. Messrs. Anderson, Dresner (Chairman) and Lougee are the current members of the Audit Committee. All members of the Audit Committee are independent as defined by Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Audit Committee met five times during fiscal 2001 and, subsequent to the end of fiscal 2001, twice with respect to fiscal 2001 matters.

        AUDIT COMMITTEE REPORT

        In discharging its oversight responsibility as to the audit process, the Audit Committee has reviewed and discussed with management the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended July 31, 2001. In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standards (SAS) No. 61 "Communication with Audit Committees."

        The Audit Committee has obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with the Independence Standards Board Standard No. 1, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.

        Based on the review and discussions referred to above in this report, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

                                                   Thomas L. Anderson
                                                   Bruce M. Dresner
                                                   David L. Lougee

COMPENSATION OF DIRECTORS

        Each of the Company's directors other than Mr. Miller received, during fiscal 2001, a $10,000 retainer fee payable in quarterly installments, $1,500 for each meeting of the Board personally attended (other than meetings held by telephone conference as to which no fee is paid). For fiscal 2002, the meeting fees payable to non-employee directors have been increased to $2,000 for each meeting personally attended. In addition, the chairman of the Audit Committee receives an additional annual retainer fee of $4,500, payable in quarterly installments of $1,125. During fiscal 2001, on the date of the annual meeting, each non-employee director received an automatic grant of nonstatutory stock options covering 5,700 shares of Common Stock under the 2000 Plan and non-employee directors who had served for at least one year and who continued to serve as directors immediately following the annual meeting received automatic grants of nonstatutory stock options covering 1,300 shares of Common Stock under the 1986 Plan. Beginning in fiscal 2002, non-employee directors will receive, on the date of each annual meeting, one automatic grant of nonstatutory stock options covering 7,000 shares of Common Stock under the 2000 Plan. Options so granted have an exercise price equal to the fair market value of the Common Stock on the date of grant, become exercisable in 25 percent cumulative annual installments and generally expire 10 years from the date of grant. If a director is removed from office, all options granted to such director pursuant to the automatic grants will expire immediately upon such removal.

        During fiscal 2001, Messrs. Dresner, Foster and Lougee were each granted options covering 1,300 shares of Common Stock pursuant to the 1986 Plan at an exercise price of $10.75 per share. In addition, during fiscal 2001, Messrs. Dresner, Foster and Lougee were each granted options covering 5,700 shares of Common Stock pursuant to the 2000 Plan at an exercise price of $10.75 per share. Mr. Grinstead declined receipt of Board fees and option grants during fiscal 2001. Upon election to the Board of Directors during fiscal 2001, Mr. Anderson was granted an option covering 6,000 shares of Common Stock pursuant to the 1986 Plan at an exercise price of $11.75 per share.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table sets forth information for the three fiscal years ended July 31, 2001 as to compensation paid for services rendered to the Company by the President and Chief Executive Officer and the four other executive officers of the Company who were employed by the Company as of July 31, 2001 and whose total annual salary and bonus for fiscal 2001 exceeded $100,000 (the "Named Executives").

---------------------------------------------------------------------------------------------------
                                                                LONG-TERM
                                                               COMPENSATION
                           ANNUAL COMPENSATION                    AWARDS
---------------------------------------------------------------------------------------------------

                                                                SECURITIES
                                                                UNDERLYING          ALL OTHER
       NAME AND           FISCAL     SALARY       BONUS        OPTIONS/SARS        COMPENSATION
  PRINCIPAL POSITION       YEAR      ($)(1)        ($)             (#)                ($)(2)
---------------------------------------------------------------------------------------------------
James H. Miller            2001      395,833     140,000          50,000              29,229
Chairman, President        2000      375,000     210,000          60,000              26,524
and CEO                    1999      365,384        -             25,000              29,483
---------------------------------------------------------------------------------------------------
Peter A. Garbis            2001      143,633      30,000          7,000               6,860
Vice President             2000      134,800      44,800          20,000              6,369
                           1999      128,654        -             19,600              5,693
---------------------------------------------------------------------------------------------------
Robert J. Kilgore (3)      2001      165,000      35,000          25,000              35,926
Sr. Vice President         2000      49,231       18,700          35,000              45,314
---------------------------------------------------------------------------------------------------
Dennis P. O'Brien (4)      2001      162,583      40,000          20,000              7,644
Vice President -           2000      151,462      79,900          45,000              3,390
Finance and Chief          1999      63,269         -               -                 5,000
Financial Officer
---------------------------------------------------------------------------------------------------
Gerald L. Wannarka         2001      169,333      40,000          20,000              8,040
Sr. Vice President         2000      157,577      56,400          25,000              5,039
                           1999      147,154        -             22,900              11,434
===================================================================================================

        (1) Includes amounts deferred at the election of the Named Executive under the Company's 401(k) Plan.

        (2) Includes Company matching contributions under the Company's 401(k) Plan in the following amounts for fiscal 2001: Mr. Miller, $5,407; Mr. O'Brien, $5,701; Mr. Garbis, $5,141; Mr.
                Kilgore, $1,382 and Dr. Wannarka, $6,055. The Company provides group accidental death and disability and term life insurance to all its employees who work more than 30 hours per week. The death and disability benefit and life insurance benefit under the Company's plan is up to 200% of the insured person's annual compensation (as defined in the plan), except in the case of certain employees, including the Named Executives, with respect to whom benefits are up to 300% of the insured person's annual income. Premiums paid attributable to such benefits in fiscal 2001 were as follows: Mr. Miller, $23,822; Mr. O'Brien, $1,943; Mr. Garbis, $1,719; Mr. Kilgore, $1,521 and Dr. Wannarka, $1,985. Also includes relocation expenses for Mr. Kilgore in the amount of $33,023.

        (3)     Mr. Kilgore was named Senior Vice President as of April 1, 2000.

        (4) Mr. O'Brien was named Vice President - Finance and Chief Financial Officer as of March 8, 1999.


        STOCK OPTIONS

        The following table sets forth further information regarding grants of options to purchase Common Stock made by the Company during fiscal 2001 to the Named Executives.

------------------------------------------------------------------------------------------------------
                                Option/SAR Grants In Last Fiscal Year
------------------------------------------------------------------------------------------------------
                                                                                Potential Realizable
                                                                                  Value at Assumed
                                                                                   Annual Rates of
                                                                                     Stock Price
                                                                                  Appreciation for
                                                                                   Option Term(1)
------------------------------------------------------------------------------------------------------

                                       Percent of
                        Number of        Total
                       Securities     Options/SARs
                       Underlying      Granted to      Exercise
                      Options/SARs    Employees in    Price per    Expiration
        Name           Granted(2)     Fiscal 2001       Share         Date        5% ($)     10% ($)
------------------------------------------------------------------------------------------------------
  James H. Miller        25,000          27.2%          $15.00      9/27/2010    $235,835   $597,653
                         25,000                         $15.00      1/11/2011    $62,765    $322,068
------------------------------------------------------------------------------------------------------
  Peter A. Garbis         7,000           3.8%          $15.00      9/27/2010    $66,034    $167,343
------------------------------------------------------------------------------------------------------
 Robert J. Kilgore       25,000          13.6%          $8.875      4/1/2011     $139,536   $353,612
------------------------------------------------------------------------------------------------------
 Dennis P. O'Brien       20,000          10.9%          $15.00      9/27/2010    $188,668   $478,123
------------------------------------------------------------------------------------------------------
 Gerald L. Wannarka      20,000          10.9%          $15.00      9/27/2010    $188,668   $478,123
======================================================================================================

        (1) Disclosures of the 5% and 10% assumed annual compound rates of stock appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or projection of future Common Stock prices. The actual value realized may be greater or less than the potential realizable value set forth in the table.

        (2) Consists of stock options granted pursuant to the 1986 Plan, the 1997 Plan and the 2000 Plan. Each option granted vests in cumulative annual installments of 25%, commencing one year from the date of grant and expires ten years from the date of grant. The exercise price of each option granted is equal to or greater than the fair market value on the date of grant.

        The following table summarizes certain information regarding outstanding options held by the Named Executives as of July 31, 2001. No stock options were exercised by the Named Executives during fiscal 2001.

 ======================================================================================================
                             AGGREGATED OPTION/SAR EXERCISES IN LAST
                        FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES
 ------------------------------------------------------------------------------------------------------

                               Number of Securities                 Value of Unexercised
                              Underlying Unexercised                    In-the-Money
                          Options/SARS at Fiscal Year End (#)    Options/SARS at Fiscal Year End ($)(1)
 ------------------------------------------------------------------------------------------------------
          Name               Exercisable/Unexercisable           Exercisable/Unexercisable
 ------------------------------------------------------------------------------------------------------
    James H. Miller             150,000/120,000(2)                   $232,263/$283,263
 ------------------------------------------------------------------------------------------------------
    Peter A. Garbis                18,964/31,321                      $85,362/$132,917
 ------------------------------------------------------------------------------------------------------
   Robert J. Kilgore               8,750/51,250                       $41,869/$195,231
 ------------------------------------------------------------------------------------------------------
   Dennis P. O'Brien               16,250/58,750                      $83,069/$188,856
 ------------------------------------------------------------------------------------------------------
   Gerald L. Wannarka              22,000/51,000                      $98,645/$165,210
 ======================================================================================================


        (1) Value is calculated as the difference between the fair market value of a share of Common Stock on July 31, 2001 ($11.66 per share) and the exercise price of the options.

        (2) Excludes 148,512 shares underlying exercisable options assumed by the Company in connection with the 1996 merger. Such options are exercisable for $.005 per share.

        EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

        The Company is party to an employment agreement (the "Employment Agreement"), effective in fiscal 1997, with James H. Miller. Under the Employment Agreement, the Company will employ Mr. Miller as President and Chief Executive Officer. The Employment Agreement has an initial term of three years, provides for a minimum base salary (currently $420,000) and customary benefits, and is extended annually to maintain a three-year term. The Company may terminate the Employment Agreement upon disability or retirement or for "Cause" (as defined in the Employment Agreement). If the Company terminates the Employment Agreement for any reason other than disability, retirement or Cause, or Mr. Miller terminates the Employment Agreement for "Good Reason," as defined in the Employment Agreement, Mr. Miller will be entitled to receive a lump sum payment equal to 200% of his base salary for the preceding 12 months and continued life, disability, accident and health insurance coverage for up to 24 months. In addition, all stock options previously awarded under the Company's stock option plans would become immediately exercisable and any transfer restrictions on restricted securities would lapse. The Employment Agreement further provides that any benefits or payments pursuant to these provisions will be reduced to the extent that such amounts received (together with any other amounts received that must be included in such determination) would constitute an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended ("Code").

        The Company is party to change of control agreements (the "Change of Control Agreements") with Peter Garbis, Robert Kilgore, Gerald Wannarka and Dennis O'Brien (the "Executives"). These Change of Control Agreements each have a term of three years, beginning in fiscal 2002. Under these Change of Control Agreements, following the occurrence of both a Change of Control and a Termination Event (as such terms are defined in the Change of Control Agreements) (each, a "Trigger Event"), the Company will pay each Executive his full base compensation as earned through the date of the Trigger Event, any bonus to which the Executive has become entitled but has not yet been paid to the Executive, a lump sum cash payment equal to the sum of (i) the Executive's combined base compensation for the 12 month period preceding the Trigger Event and (ii) the Executive's Annual Bonus (as such term is defined in the Change of Control Agreements), and a lump sum cash payment equal to a pro rata portion of the higher of the Executive's target bonus or the Executive's Annual Bonus. In addition, the Company will continue to provide life and health insurance coverage for each Executive for a period of 12 months following the occurrence of a Trigger Event.

        BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation and Stock Option Committee (the "Committee") advises the Board of Directors on issues concerning the Company's compensation philosophy and the compensation of executive officers and other individuals compensated by the Company. The Committee is empowered to administer the Company's 1986 Stock Option Plan ("1986 Plan"), 1997 Long-Term Incentive Plan ("1997 Plan") and the 2000 Stock Incentive Plan ("2000 Plan"), which includes the power to grant stock options and stock appreciation rights and to award restricted stock and incentive shares. The Committee also is responsible for the determination of the compensation for the president and chief executive officer (the "CEO").

        GENERAL COMPENSATION POLICY. The Committee's policy is to provide the executive officers with compensation opportunities that are based upon their personal performance, the financial performance of the Company and their contribution to that performance, and that are competitive enough to attract and retain highly skilled individuals. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company's success. Accordingly, each executive officer's compensation package may be comprised of three elements: (i) base salary; (ii) annual cash bonuses; and (iii) long-term stock based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders.

        BASE SALARY. Salary ranges and individual salaries for executive officers are reviewed annually. In determining individual salaries, the Committee considers the scope of job responsibilities, individual contribution, business performance, labor market conditions and current compensation as compared to market practice. The Company's compensation policy with respect to executive officers other than the CEO includes position descriptions for all non-contract employees. Each position is assigned a grade level based on competitive salaries for positions with a similar range of responsibilities at companies having annual revenues or employee count comparable to those of the Company.

        ANNUAL CASH BONUSES. The Committee may provide for the payment of cash bonuses to executive officers through awards under the Meridian Medical Technologies, Inc. Employee Incentive Program (the "Incentive Program") or the payment of an annual cash bonus. The Incentive Program is designed to assist the Corporation in attracting, retaining and providing incentives to management employees (other than the CEO) and to promote the identification of their interests with those of the Company's shareholders by providing for the payment of incentive awards subject to the achievement of specified performance goals. The annual incentive award for each management employee is based on a percentage of each individual's base salary, but is adjusted to reflect the actual financial performance of the Company in comparison to the Company's business plan as well as the individual employee's performance.

        The Committee also may make discretionary cash awards in order to reward outstanding individual performance by the CEO and certain executive officers during the fiscal year. The amount of the annual cash bonus is within the sole discretion of the Committee and takes into account the financial needs of the Company and the Committee's subjective assessment of the CEO's or the executive officer's performance.

        LONG-TERM INCENTIVE COMPENSATION. The Committee believes that stock options provide a useful incentive for future performance and for retaining executives of outstanding ability. Stock option grants also serve to link the interests of the employees and the Company's stockholders because increases in the value of the stock options are directly tied to increases in stockholder value. The Committee's philosophy in administering the Company's stock option plans is to afford a broad group of non-contract employees an opportunity to share in the ownership of the Company and the Company's success. Accordingly, the Company historically has not limited grants solely to executive officers. The CEO has complete authority to administer the 1997 Plan and the 2000 Plan with respect to all employees other than those subject to Section 16 of the Securities Exchange Act of 1934, as amended ("Exchange Act").

        Each option allows the officer to acquire shares of the Company's Common Stock at a fixed price per share over a specified period of time. Each option generally becomes exercisable in installments over a fixed period, contingent upon the officer's continued employment with the Company. Accordingly, the option will provide a return to the officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates over the option term.

        CEO COMPENSATION. The Board of Directors believes that the Company must provide a total CEO compensation package that will motivate and retain a CEO of outstanding ability who is capable of directing the strategic focus of the Company. The Committee will consider several factors in determining CEO compensation including job performance, competitive market conditions for executive compensation, and the actual financial performance of the Company in comparison to the Company's business plan. The Company's CEO compensation program has three primary components: a base salary, a discretionary cash bonus and a long-term incentive award.

        On October 9, 2001, after discussion and consideration of Mr. Miller's job performance in fiscal 2001 and a review of competitive compensation information, the Committee unanimously determined to increase Mr. Miller's annual salary from $400,000 to $420,000 for fiscal 2002.

        On October 9, 2001, the Committee granted Mr. Miller a discretionary cash bonus in the amount of $140,000. In deciding upon the amount of Mr. Miller's bonus, the factors considered by the Committee included the following:
Mr. Miller's demonstrated leadership capabilities; increased revenues and earnings per share; reduction in Company debt; the filing of a 510(k) application for the PRIME ECG(TM) system; results of business units; the Company's stock performance return compared to the NASDAQ return; and progress toward the creation of a specialty pharmaceuticals unit.

        On September 27, 2000, the Committee granted Mr. Miller an option covering 25,000 shares of Common Stock at an exercise price of $15.00 per share under the 1986 Plan. On January 11, 2001, the Committee granted Mr. Miller an option covering 25,000 shares of Common Stock at an exercise price of $15.00 per share under the 2000 Plan. Under the terms of each grant, each option vests in cumulative annual installments of 25%, commencing one year from the date of grant and expires ten years from the date of grant. See "Executive Compensation--Stock Options."

        In calculating the size of Mr. Miller's stock option awards, the Committee considered competitive practices among its peers, and determined the size of the stock option awards with a view to maintaining the Company's competitive position and keeping pace with marketplace compensation trends.

                                                   Robert G. Foster
                                                   David L. Lougee

                              BENEFICIAL OWNERSHIP

        Set forth below is a table showing certain information with respect to those persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock, the Named Executives, each director of the Company and all executive officers and directors of the Company as a group as of October 22, 2001.

                                           Number of Shares
                                          Beneficially Owned
           Beneficial Owner           Directly or Indirectly(1)(2)        Percent of Class(3)
           ----------------           ----------------------------        --------------------
Mylan Laboratories, Inc.                        272,229(5)(6)                      8.4%
P.O. Box 4310
781 Chestnut Ridge Road
Morgantown, West Virginia  26504

EM Industries, Incorporated                     230,276(5)(7)                      7.1%
7 Skyline Drive
Hawthorne, New York  10532

Commonwealth BioVentures Entities                  223,642(4)                       6.8%
4 Milk Street
Portland, ME  04101

Hathaway & Associates Ltd.                         211,400(5)                       6.6%
119 Rowayton Avenue
Rowayton, CT 06853

Nomura Holding America Inc.                      204,770(5)(8)                      6.0%
2 World Financial Center, Building B
New York, New York  10281

Internationale Nederlanden                       173,848(5)(9)                      5.3%
(U.S.) Investment Corporation
135 East 57th Street
New York, New York  10022

Dimensional Fund Advisors, Inc.                    166,300(5)                       5.2%
1299 Ocean Avenue
11th Floor
Santa Monica, CA 90401

Thomas L. Anderson                                     0                              *

Bruce M. Dresner                                     34,975                         1.1%

Robert G. Foster(10)                                 56,788(11)                     1.6%

Peter A. Garbis                                      31,789                         1.0%

David L. Lougee                                   23,343                           *

James H. Miller                                325,680(12)                       9.2%

Dennis P. O'Brien                                 28,713                           *

Robert J. Kilgore                                 8,750                            *

Gerald L. Wannarka                                41,675                         1.3%

All directors and executive officers
as a group (9 persons)                           551,713                        14.8%

_____________________
         * Less than 1%

        (1) Unless otherwise indicated, includes shares held directly by the individual as well as by such individual's spouse, shares held in trust and in other forms of indirect ownership over which shares the individual effectively exercises sole voting and investment power and shares which the named individual has a right to acquire within sixty days of October 22, 2001, pursuant to the exercise of stock options or warrants.

        (2) Includes the following number of shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of October 22, 2001: Mr. Dresner, 33,475; Mr. Foster, 33,475; Mr.
                Garbis, 31,735; Mr. Kilgore, 8,750; Mr. Lougee, 22,975; Mr.
                Miller, 321,012; Mr. O'Brien, 27,500; Dr. Wannarka, 41,675; and
                all directors and executive officers as a group, 520,597.

        (3) Based upon 3,212,255 shares of Common Stock outstanding as of the record date, plus shares of Common Stock issuable within 60 days of October 22, 2001 under option or warrant.

        (4) Consists of shares and warrants owned by (i) Commonwealth BioVentures IV Limited Partnership (6,031 shares and warrants to purchase 20,484 shares which may be exercised within 60 days);
                (ii) Commonwealth BioVentures V Limited Partnership (156,213 shares and warrants to purchase 39,934 shares which may be exercised within 60 days) (together with Commonwealth Bioventures IV Limited Partnership, the "Funds"); and (iii) BioVentures Limited Partnership (826 shares and warrants to purchase 154 shares which may be exercised within 60 days) ("BPLP"). Robert G. Foster is President and a director, and David L. Lougee is a director, of Commonwealth BioVentures, Inc. ("CBI"), which is the general partner of BPLP, which, in turn, is the general partner of each of the Funds. These numbers exclude certain shares and warrants held by Mr. Foster or Mr. Lougee, held jointly by Mr. Foster and his spouse or children, and held by Mr. Foster in a profit sharing plan with CBI. CBI disclaims beneficial ownership of the shares and warrants owned by the Funds except to the extent of its 1% beneficial interest in the Funds. See footnotes 10 and 11.

        (5) The information set forth in the table above is derived solely from a Schedule 13D or 13G or the most recent amendment thereof filed with the Commission.

        (6) Includes 43,556 shares of Common Stock subject to presently exercisable warrants.

        (7) Includes 29,038 shares of Common Stock subject to presently exercisable warrants.

        (8) Includes 204,770 shares of Common Stock subject to presently exercisable warrants.

        (9) Includes warrants to purchase Company Common Stock exercisable for 90,912 shares of non-voting Common Stock, convertible, on a one-for-one basis, into shares of voting Common Stock.

        (10) Mr. Foster, a director of the Company, is the President of CBI, which is the general partner of BPLP, which, in turn, is the general partner of each of the Funds. Mr. Foster disclaims beneficial ownership of all shares held by such entities. See footnote 4.

        (11) Includes 13,619 shares of Common Stock held jointly by Mr. Foster with his wife or children, 2,900 shares Mr. Foster disclaims, 4,200 shares held by a profit sharing plan for the benefit of Mr. Foster, 33,475 shares subject to options exercisable within 60 days, 1,794 shares subject to warrants exercisable within 60 days, and 800 shares held by a profit sharing plan for the benefit of Mr. Foster exercisable within 60 days.

        (12) Includes 726 shares of Common Stock subject to presently exercisable warrants and 3,942 shares of Common Stock, but excludes 760 shares of Common Stock held by Mr. Miller's children and grandchildren. Mr. Miller disclaims beneficial ownership of the shares of Common Stock held by his children and grandchildren.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required during fiscal 2001, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent stockholders were complied with, except, due to a clerical error, the inadvertent failure to timely report the exercise of a warrant to purchase shares of Common Stock and the sale of the shares acquired upon such exercise by Mr. Miller and the inadvertent failure to timely report the exercise of a warrant to purchase shares of Common Stock and the sale of the shares acquired upon such exercise by Mr. Foster. In addition, Commonwealth BioVentures, Inc. and BioVenture Partners Limited Partnership inadvertently failed to timely report the exercise of warrants to purchase shares of Common Stock and sales of shares of Common Stock.

                              CERTAIN TRANSACTIONS

        The Company is party to a loan agreement providing for a term loan and a revolving credit facility with Internationale Nederlanden (U.S.) Capital Corporation ("ING"), which is an affiliate of Internationale Nederlanden (U.S.) Investment Corporation, which in turn is the beneficial owner of in excess of 5% of the outstanding Common Stock representing warrants received by ING in financing transactions with the Company and Common Stock received upon exercise of warrants. See "Beneficial Ownership." The term loan was in an aggregate principal amount of $2.75 million at July 31, 2001, and matures on March 31, 2003. The term loan bears interest at a rate of either the Eurodollar loan rate plus 3.5%; or the greater of the prime rate plus 1.5% (8.25% at July 31, 2001) or the federal funds rate plus 2.0%. The revolving credit facility has a $6.5 million maximum availability, and the outstanding borrowing was $0 at July 31, 2001. The credit facility bears interest at a rate of either the greater of the prime rate plus 1.25% (8.00% at July 31, 2001) or the federal funds rate plus 1.75%; or the Eurodollar loan rate plus 3.25%. The Company pays a commitment fee to ING of 0.5% on the average unused portion of the revolving credit facility.

        Nomura Holding America Inc. ("Nomura") owns $15 million aggregate principal amount of senior subordinated notes issued by the Company. The notes mature on April 30, 2005 and bear 12% interest, payable quarterly in arrears. In connection with the issuance of the notes, Nomura received warrants to purchase in excess of 5% of the Company's outstanding Common Stock at an exercise price of $11.988 per share. See "Beneficial Ownership." Since their issuance in April 1998, the warrants have been adjusted to reduce the exercise price to $4.625 per share.

        Dey L.P. ("Dey"), an affiliate of EM Industries, Inc. ("EM"), a beneficial owner of in excess of 5% of the outstanding Common Stock, is the exclusive distributor of the Company's EpiPen(R) line of auto-injectors. The Company's contract with Dey extends until the year 2010, so long as certain minimum quantity requirements are met, and generated revenues of approximately $29.9 million to the Company in fiscal 2001.

                                PERFORMANCE GRAPH

        The following graph shows the cumulative stockholder return on the Company's Common Stock during the five-year period ended July 31, 2001 as compared to (i) an overall stock market index, the NASDAQ (U.S.) Index, and (ii) a peer group index, the S&P Medical Products and Supplies Index. The graph assumes that $100 was invested on August 1, 1996, and the yearly points marked on the horizontal axis correspond to July 31 of the indicated year.


                              [PERFORMANCE GRAPH]


- NASDAQ TOTAL RETURN INDEX
- MMT COMMON STOCK
- S&P MEDICAL PRODUCTS AND SUPPLIES INDEX

===================================================================================================
                               STOCKHOLDER VALUE AT FISCAL YEAR END
---------------------------------------------------------------------------------------------------
                                         1996      1997      1998      1999      2000      2001
---------------------------------------------------------------------------------------------------
NASDAQ (U.S.) Index                      $100      $148      $174      $248      $353      $190
---------------------------------------------------------------------------------------------------
Meridian Medical Technologies, Inc.      $100      $69       $125      $76       $136      $131
---------------------------------------------------------------------------------------------------
S&P Medical Products & Supplies Index    $100      $154      $193      $220      $252      $240
===================================================================================================

                                       16

               PROPOSAL 2 -- RATIFICATION OF INDEPENDENT AUDITORS

        On October 9, 2001, the Board of Directors selected the firm of Ernst & Young LLP ("Ernst & Young") as independent auditors of the Company for fiscal year 2002. This nationally known firm has no direct or indirect financial interest in the Company.

        Although not legally required to do so, the Board of Directors is submitting the selection of Ernst & Young as the Company's independent auditor for fiscal 2002 for ratification by the stockholders at the Annual Meeting. If a majority of the shares of Common Stock represented in person or by proxy at the meeting is not voted for ratification, the Board will reconsider its appointment of Ernst & Young as independent auditors for the current fiscal year.

        A representative of Ernst & Young will be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so. It is anticipated that such representative will be available to respond to appropriate questions from stockholders.

FEES

        Fees for the last annual audit were $120,000 and all other fees were $96,000, including audit related services of $43,000 and non-audit services of $53,000. Audit related services generally include fees for pension and statutory audits, accounting consultations, and SEC registration statements. Non-audit services generally include tax return preparation and tax consulting services.

        The Company did not pay any financial information systems design and implementation fees to Ernst & Young during 2001.

        The Audit Committee has considered whether Ernst & Young's provision of other non-audit services to the Company is compatible with maintaining Ernst & Young's independence.


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS FOR FISCAL 2002.

                                 OTHER BUSINESS

        The Company does not presently know of any matters that will be presented for action at the meeting other than those set forth herein. If other matters properly come before the meeting, proxies submitted on the enclosed form will be voted by the persons named in the enclosed form of proxy in accordance with their best judgment.

                                 ANNUAL REPORTS

        The Company's Annual Report to Stockholders is enclosed with this Proxy Statement. The Company also has filed with the SEC an Annual Report on Form 10-K for the fiscal year ended July 31, 2001 (the "Form 10-K"). COPIES OF THE FORM 10-K ARE AVAILABLE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICE, 10240 OLD COLUMBIA ROAD, COLUMBIA, MARYLAND 21046, ATTENTION:
ASSISTANT CORPORATE SECRETARY AND ALSO MAY BE ACCESSED ELECTRONICALLY BY MEANS OF THE SEC'S HOME PAGE ON THE INTERNET AT "HTTP://WWW.SEC.GOV." The Form 10-K report and Annual Report to Stockholders are not part of these proxy solicitation materials.

                       2002 ANNUAL MEETING OF STOCKHOLDERS

        It presently is contemplated that the annual meeting of stockholders following fiscal 2002 will be held on or about December 5, 2002. Under the current rules of the Securities and Exchange Commission, in order for any appropriate stockholder proposal to be considered for inclusion in the proxy materials of the Company for the fiscal 2002 annual meeting of stockholders, it must be received by the secretary of the Company no later than July 16, 2002. Stockholders should submit proposals by means, including electronic means, that permit them to prove the date of delivery. In addition, pursuant to Section 2.10 of the Company's Amended and Restated By-Laws, notice of a stockholder proposal or of a nomination by stockholders of individuals for election to the Company's Board of Directors, whether or not such nomination or proposal is proposed to be included in the Company's proxy materials, must be received by the secretary of the Company no later than July 16, 2002 and must be accompanied by a written notice setting forth with particularity the names and addresses of the proponents and all persons acting in concert with the proponent, the names and addresses of the proponent and all persons acting in concert with the proponent as they appear on the Company's books (if they so appear), the class and number of shares of Common Stock of the Company beneficially owned by the proponent, a description of the proposal setting forth all material information and other such information as the Board of Directors reasonably determines is necessary or appropriate.

        In addition, the proxies appointed by the Company may exercise discretionary authority when voting on a stockholder proposal properly presented at the Company's 2002 annual meeting of stockholders that is not included in the Company's proxy statement for such meeting if such proposal is received by the Company after July 16, 2002. If notice of such a stockholder proposal is received by the Company on or prior to such date, such proposal is properly presented at the 2002 annual meeting and is not included in the

Company's proxy statement for such meeting, the proxies appointed by the Company may exercise discretionary authority if, in such proxy statement, the Company advises stockholders on the nature of such proposal and how the proxies appointed by the Company intend to vote on such proposal, unless the stockholder submitting such proposal satisfies certain requirements of the Securities and Exchange Commission, including the mailing of a separate proxy statement to the Company's stockholders.

                                            By Order of the Board of Directors,

                                            /s/ Tiffany Roebuck

                                            Tiffany Roebuck
                                            Assistant Corporate Secretary

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                        Please mark
                                                                                                        your votes as
                                                                                                        indicated in   [X]
                                                                                                        this example

Item 1. - Election of 01 Bruce M. Dresner and 02 David L. Lougee,        Item 2- Proposal to ratify the appointment of Ernst
          each to a three year term on the Board of Directors                    & Young, LLP, as auditors for fiscal 2002
              FOR                   WITHHOLD                FOR ALL
          All nominees               AUTHORITY               EXCEPT                  FOR       AGAINST         ABSTAIN
              [ ]                      [ ]                    [ ]                    [ ]         [ ]             [ ]

                                                                         Item 3- In their discretion, on such other matters
                                                                                 as may properly come before the meeting or
                                                                                 adjournment thereof.

-------------------------------------------------------------
Instruction: To withhold authority for either Nominee,
mark the "For All Except" box and write the Nominee's
name on the above line.

                                                                          Date:
                                                                               -----------------------------------------



                                                                           ---------------------------------------------
                                                                                       Signature(s)



                                                                           ---------------------------------------------
                                                                                       Signature(s)

                                                                           Please sign here personally. Signature of stockholder(s)
                                                                           should correspond directly with name(s) in which shares
                                                                           are registered. If the stock is registered in more than
                                                                           one name, each joint owner or fiduciary should sign
                                                                           personally. Only authorized officers should sign for a
                                                                           corporation.

                                                                                    PLEASE MARK, SIGN, DATE AND RETURN
                                                                                      THIS PROXY CARD PROMPTLY USING
                                                                                           THE ENCLOSED ENVELOPE

-----------------------------------------------------------------------------------------------------------------------------------
                                                    /\ FOLD AND DETACH HERE /\



              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                       MERIDIAN MEDICAL TECHNOLOGIES, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                DECEMBER 6, 2001

       The undersigned hereby appoints Dennis P. O'Brien and Tiffany Roebuck, and either of them, proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of Meridian Medical Technologies, Inc. (the "Company") that the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company to be held on December 6, 2001, and at any adjournments thereof with all powers the undersigned would possess if personally present, as follows on the reverse side of this proxy card.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED IN ITEM 1 AND FOR APPROVAL OF THE PROPOSAL LISTED IN ITEM 2. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN.

                    (Continued on Other side, Please Sign and
              Date on Other Side, and Return in Enclosed Envelope)


--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\